June 1, 2004





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form NSAR dated June 1, 2004, of the Santa Barbara Fund with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,




McCurdy & Associates CPA's, Inc.
/s/ James T. McCurdy

By
James T. McCurdy


cc: Santa Barbara Fund